EXHIBIT "A"
                                EXECUTION COPY

                 STOCK ISSUANCE AND STOCK PURCHASE AGREEMENT
                 -------------------------------------------

     THIS AGREEMENT is made as of the ____ day of ________, 1997, by and between Continental Investment Corporation ("Buyer"), on the one hand, and Waste Masters, Inc., a Maryland corporation ("Seller"), on the other hand.

                             W I T N E S S E T H :

     WHEREAS, Seller and Continental Technologies Corporation of Georgia, a subsidiary of Buyer, entered into that certain Stock Purchase Agreement, dated July 9, 1997 (the "Original Agreement"); and

     WHEREAS, subsequent to the execution of the Original Agreement, Seller entered into a certain Loan Agreement ("WMI Agreement") with WMI Investors, Inc. ("WMI"); and

     WHEREAS, subsequent to the execution of the WMI Agreement, Buyer filed a lawsuit seeking a temporary restraining order preventing Seller from performing under the WMI Agreement; and

     WHEREAS, Buyer and Seller have agreed upon the terms and conditions pursuant to which Buyer shall obtain an equity interest in the Seller, and shall obtain all of the issued and outstanding shares of capital stock of certain subsidiaries of the Seller, in exchange for which Buyer shall dismiss the Lawsuit and shall release the Seller and its officers and directors from claims it may have arising out of any alleged breach of the Original Agreement; and

     WHEREAS, the Boards of Directors of both Buyer and Seller agree that it is in each company's best interest that this Agreement be entered into;

     NOW, THEREFORE, in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both Buyer and Seller, Buyer and Seller agree as follows:

     1. Definitions. As used in this Agreement, the following terms if not otherwise defined herein have the following meanings:

     "Debentures" shall mean those certain debentures by and between Seller and Infinity Investors Ltd., which are convertible into common stock of the Seller, with an outstanding principal amount of approximately $3.162 million in the aggregate.

     "Lawsuit" shall mean that certain suit filed by Buyer against Seller, styled Continental Technologies Corporation of Georgia, Inc. v. WasteMasters, Inc. and Wastemasters of Georgia, Inc., Civil Action File No. E-59932, Superior Court, Fulton Co., Georgia.

     "Securities" shall mean the Issued Common Stock (as hereinafter defined in Section 2(a)) to be issued at Closing by Seller to Buyer, and the common stock of Trantex and WMG to be transferred at Closing to Technologies, all pursuant to this Agreement.

     "Subsidiaries" shall mean any and all corporations or other business entities of which the Seller and/or one or more of other Seller Subsidiaries own a majority of the outstanding voting stock entitled to vote for the election of directors or an equivalent equity interest, including, without limitation, Trantex, Rye Creek, WMG and WMSC.

     "Technologies" shall mean Continental Technologies Corporation of Georgia, a Georgia corporation.

     "Trantex" shall mean Trantex, Inc., a Nevada corporation.

     "WMG" shall mean Wastemasters of Georgia, Inc., a Maryland corporation.

     "WMI" shall mean WMI Investors, Inc., a Delaware corporation.

     "WMSC" shall mean Wastemasters of South Carolina, Inc., a South Carolina corporation.

     2. Issuance and Sale of Securities. Seller hereby agrees to issue and sell to Buyer or to Technologies at the Closing, and Buyer (or Technologies, as the case may be) hereby agrees to purchase from Seller at the Closing, the following:

         (a) 4.5 Million Shares of the common stock, par value $.01 per share, of the Seller (the "Issued Common Stock") shall be issued to Buyer;

         (b) 5 Million Shares of the Series A Preferred Stock, par value $.01 per share, of the Seller, with the terms, conditions and preferences as specified in Exhibit A attached hereto, (the "Preferred Stock"), shall be issued to Buyer;

         (c) 100% of the issued and outstanding shares of the capital stock (the "Trantex Stock") of Trantex (and of Rye Creek Corporation ("Rye Creek") if all of the capital stock of Rye Creek is not validly issued to, and owned by, Trantex) shall be transferred to Technologies; and

         (d) 100% of the issued and outstanding shares of the capital stock of WMG (the "WMG Stock") shall be transferred to Technologies.

     3. Purchase Price. In payment for the issuance and sale of the foregoing, Buyer shall pay to the Seller at Closing the following:

         (a) The purchase price for the issuance to Buyer of the Issued Common Stock and the Preferred Stock shall be the issuance by Buyer to Seller of 300,000 shares of its common stock ("Buyer's Stock"), par value $0.50 per share, valued for the purposes of this transaction at $23.50 per share.

         (b) For the sale to Technologies of the Trantex Stock (and/or Rye Creek Stock) and the WMG Stock, Buyer has previously issued pursuant to the Original Agreement to Seller, and Seller may retain, the following:

              i)  100,000 shares of Buyer's Stock, and

             ii) an option to purchase up to 100,000 shares of Buyer's Stock for a period of up to five (5) years at an exercise price of $23.00 per share (the "Seller's Option").

     4.  Closing.

         (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (local time) on Friday, August 29, 1997, in the offices of Holland & Knight, Suite 2000, One Atlantic Center, 1201 West Peachtree Street, N.E., Atlanta, Georgia 30309-3400, or at such other time and place not later than August 29, 1997, as may be mutually agreed upon by the Buyer and Seller.

         (b) At the Closing, Seller shall deliver to Buyer, or cause the appropriate party to deliver to Buyer, the following:

              i) Certificates evidencing the issuance to Buyer of the Issued Common Stock and the Preferred Stock;

             ii) All stock certificates evidencing Seller's ownership of the Trantex Stock (and/or Rye Creek), together with stock powers relating thereto, duly executed and endorsed for transfer to Buyer;

            iii) All certificates evidencing Seller's ownership of the WMG Stock, together with stock powers relating thereto, duly executed and endorsed for transfer to Buyer;

             iv) A warrant substantially in the form attached hereto as Exhibit B, pursuant to which Buyer shall have an option (the "Buyer's Warrant") exercisable in whole or in part at any time, and from time to time, for up to two (2) years after the Closing, pursuant to which Buyer may acquire up to one hundred million (100,000,000) shares of Seller's common stock in exchange for up to one million (1,000,000) shares of Buyer's common stock.

              v) Irrevocable voting proxies, together with a right of first refusal, substantially in the form attached as Exhibit C hereto, in favor of the Buyer, executed by the following stockholders of the Seller with respect to at least the indicated number of shares:

                     Name                    Number of Shares
               ----------------------        -----------------
               Julius W. Basham, II           3,908,333 shares
               A. Leon Blaser                 1,445,743 shares
               Bruce Blaser                   1,239,077 shares
               Richard D. Masters and
               Carol Masters                  1,930,224 shares
               Paul Williamson                  834,792 shares
                                              -----------------
                                Total:        9,358,169 shares;

             vi) A secretary's certificate, executed by the duly elected secretary of the Seller, certifying to the following:

                  A.  Seller's Articles of Incorporation and Bylaws;

                  B. Resolutions substantially in the form attached hereto as Exhibit "D," which have been duly adopted by the Board of Directors of the Seller; and

                  C.  The incumbency of the officers of Seller.

            vii) Written resignations of those officers and directors of Seller and its Subsidiaries designated by Buyer in writing the day of Closing to be effective immediately.

           viii) Agreements by the directors and officers of the Seller and its Subsidiaries who do not resign at Closing, pursuant to which each such officer or director agrees that he or she shall assist in the orderly transition of the governance of the Seller or each Subsidiary as the case may be, and shall, upon request by Buyer, resign as an officer or director of such Seller or Subsidiary.

             ix) An Agreement satisfactory to Buyer modifying the Debentures as described in Section 7(b) hereof.

              x) An opinion of counsel of Seller satisfactory to Buyer opining that the Issued Common Stock and the Series A Preferred Stock are validly issued, fully paid and non-assessable, that this Agreement and the agreements referred to herein to which Seller is signatory have been duly authorized by all necessary action by the Seller's Board of Directors, that a shareholders meeting to approve this Agreement and the transactions contemplated herein has been duly called, and that upon approval by the requisite number of shareholders at a meeting properly called, this Agreement and the transactions contemplated herein shall be valid and enforceable against Seller and the Subsidiaries in accordance with its terms.

Buyer shall have the option at its election to waive any of the foregoing.

         (c) Buyer shall on the Closing Date deliver, or cause the appropriate party to deliver, to Seller the following:

              i)  A stock certificate evidencing 300,000 shares of Buyer's
Stock.

     5.  Unwind.

                            INTENTIONALLY OMITTED

     6. Representations and Warranties of Seller. (For purposes of this Section 6, notwithstanding that reference is sometimes made to "Seller" alone, and sometimes to "Seller and/or its Subsidiaries" or the like, each representation and warranty below shall be with respect to Seller and each of its Subsidiaries. As an inducement to the execution of this Agreement and the purchase of the Securities by Buyer, Seller represents and warrants to Buyer, that:

         (a) Each of the Seller and the Subsidiaries has been duly organized and is validly existing as a corporation in its state of incorporation, and has the corporate power and authority to own its properties and to conduct its business as presently conducted. Each of the Seller and the Subsidiaries is qualified to do business in any jurisdiction in which the failure to so qualify would have an adverse material impact upon such corporation.

         (b) Except for a possible claim by WMI based upon the WMI Agreement, Seller represents and warrants that the Securities issued to or sold to Buyer are free and clear of any and all security interests, liens, claims, pledges, charges, options, commitments, restrictions or other encumbrances whatsoever (all such security interests, liens, claims, pledges, charges, options, commitments, restrictions or other encumbrances being referred to herein as "Liens"), and are validly issued, fully paid, non-assessable and free of preemptive rights.

         (c) As of the date of this Agreement, the authorized capital stock of the Seller consists of 35,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share, of which approximately 30.245 million shares of Seller's common stock and no shares of preferred stock are issued and outstanding. All of the Seller's common stock which is issued and outstanding are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth on
Schedule 4(c) attached hereto, there are no issued and outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Seller or any Subsidiary to issue or sell any shares of capital stock of the Seller or of any Subsidiary. Schedule 6(c) sets forth a list of all holders of options to purchase shares of capital stock of the Seller or any Subsidiary, the number of shares of capital stock of the Company or of any Subsidiary such options are exercisable for, and the exercise price per share for each option. No dividends have been declared with respect to any shares of the Seller's capital stock which have not been paid.

         (d) Seller directly owns 100% of the issued and outstanding capital stock of each of the Subsidiaries, other than Rye Creek, and Seller's wholly owned subsidiary, Trantex, owns 100% of the issued and outstanding capital stock of Rye Creek. None of the Subsidiaries is party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or to register for sale or other disposition or to redeem, purchase or otherwise acquire any capital stock or any other security of such Subsidiary or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of such Subsidiary. There is no outstanding right (including unexercised preemptive rights), option, warrant, or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of either Subsidiary or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of either Subsidiary.

         (e) Other than with respect to any necessary shareholder action, Seller has taken all necessary corporate action which may be required (i) to authorize this Agreement and the transactions contemplated hereby; (ii) to amend the Seller's Articles of Incorporation to increase the authorized capital stock of Seller from 40,000,000 shares, to two hundred million authorized shares, consisting of 190 million shares of common stock, par value $.01, and 10,000,000 shares of preferred stock, par value $.01; and (iii) to reserve common stock for the conversion by Buyer of the Preferred Stock and the Debentures. This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or collection of debtors' obligations in general or by general equitable principles.

         (f) Except as set forth on Schedule 6(f), the execution of this Agreement, and the performance by Seller of the transactions contemplated herein, will not (a) conflict with the provision of the Articles of Incorporation or Bylaws of the Seller or of any of the Subsidiaries, or
(b) result in any violation of or default under, or permit the acceleration of any obligation under any material mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or any of its Subsidiaries or their respect properties or any material agreement or understanding between any administrative or regulatory authority, on the one hand, and the Seller or any of the Subsidiaries on the other hand.

         (g) Rye Creek has fee simple title to approximately 46.5 acres of real property in Kirkville, Missouri, which is duly permitted for use as a landfill. Such title is merchantable and is insurable at standard rates, subject to only easements or covenants which will not have a material adverse impact upon the value of such real property. Said real property is subject to mortgages, deeds of trust, security deeds or other Liens in an amount not exceeding $300,000. Except for a potential life estate interest of which Buyer is aware, said real property is subject to no option, agreement for sale, lease or other agreement pursuant to which any party has the right to obtain title or possession to said real property. The total liabilities of Rye Creek, as determined by generally accepted accounting principles, including long term and short term liabilities, trade debt, together with all contingent claims and liabilities which may be asserted against Rye Creek by virtue of its ownership of any property or its operations up through the date hereof, do not exceed $350,000.

         (h) WMG has fee simple title to approximately 300 acres of real property in Rome, Georgia, a portion of which is in the process of being permitted for operation of a solid waste landfill. Such title is merchantable and is insurable at standard rates, subject to only easements or covenants which will not have a material adverse impact upon the value of such real property. Said real property is subject to mortgages, deeds of trust, security deeds or other Liens in an amount not exceeding $400,000. Said property is subject to a royalty of $_____ per ton of waste deposited on said real property. Said real property is subject to no option, agreement for sale, lease or other agreement pursuant to which any party has the right to obtain title or possession to said real property. The total liabilities of WMG, as determined by generally accepted accounting principles, including long term and short term liabilities and trade debt, together with all contingent claims and liabilities which may be asserted against Rye Creek by virtue of its ownership of any property, its operations or any agreement up through the date hereof, does not exceed $450,000.

         (i) Rye Creek has entered into an Option Agreement, pursuant to which Rye Creek has the option to acquire approximately 850 acres of real property in and around the landfill site in Kirkville, Missouri, owned by Rye Creek (the "Rye Creek Option"). Rye Creek owns the Rye Creek Option free and clear of any and all Liens, and said Rye Creek Option is fully assignable without the consent of any third party. Rye Creek has, or within three (3) days from the date of this Agreement will, deliver to Buyer a true, accurate and complete copy of the Rye Creek Option, together with any and all amendments. The Rye Creek Option is a valid agreement, fully enforceable against the owners of the real property described therein in accordance with its terms, and upon exercise thereof, will entitle Rye Creek to purchase such real property for the consideration stated in the Rye Creek Option.

         (j) WMSC has the right to acquire fee simple title to approximately 275 acres of real property in Allendale, South Carolina, which is permitted for use as a landfill. Such title is merchantable and is insurable at standard rates, subject only to easements or covenants which will not have a material adverse impact upon the value of such real property. Said real property is subject to mortgages, deeds of trust, security deeds or other Liens in an amount not exceeding $5,700,000. Said real property is subject to no option, agreement for sale, lease, or other agreement pursuant to which any party has the right to obtain title to said real property or possession of said real property. The total liabilities of WMSC, as determined by generally accepted accounting principles, including long term and short term liabilities and trade debt, together with all contingent claims and liabilities which may be asserted against Rye Creek by virtue of its ownership of any property, its operations or any agreement up through the date hereof, does not exceed $5,700,000.

         (k) Financial Statements. The financial statements ("Financial Statements") provided to Buyer or contained in filings with the U.S. Securities and Exchange Commission (i) are in accordance with the books and records of Seller and its Subsidiaries, which are complete and correct, (ii) present fairly the financial position of Seller and its Subsidiaries, as of the dates indicated and the results of operations and cash flows for the periods then ended, and (iii) reflect reserves in conformity with GAAP, which are adequate for all known liabilities and reasonably anticipated losses. The unaudited Financial Statements provided to Buyer present fairly the financial condition of Seller as of the respective dates indicated and the results of operations of Seller or its Subsidiaries for the respective periods indicated, except for normal audit adjustments.

         (l) Absence of Changes. Except as disclosed on Schedule 3.6(l), since the Financial Statements contained on the last Form 10-Q filed with the U.S. Securities and Exchange Commission, (i) the Sellers' and Subsidiaries' business has been carried on only in the ordinary course of business consistent with past practice, (ii) there has been no material adverse change, and there has been no event or circumstance which is reasonably anticipated to result in a material adverse change with respect to Seller and its Subsidiaries, the business or the assets, and (iii) Seller and its Subsidiaries have not made any change in any method of accounting or accounting practice.

         (m)  Tax Matters.  Except as set forth on Schedule 6(m):

              (i) Seller and its Subsidiaries have timely filed with the appropriate governmental authorities all required tax returns in all jurisdictions in which such tax returns were required to be filed. Such tax returns are correct and complete in all material respects, Seller has paid all taxes shown as due thereon, and Seller has no knowledge of any existing assessment for additional taxes.

             (ii) Seller has not received any notice of assessment or proposed assessment in connection with any tax returns and there are no pending tax examinations of, or tax claims asserted against, Seller, its Subsidiaries or any of their assets. There are no Liens for any taxes (other than any Lien for current real property or ad valorem taxes not yet due and payable) on any of the assets or any other assets of Seller or its Subsidiaries.

            (iii) Seller's tax returns have been audited by the IRS through, ___________, 199____ and Seller and its Subsidiaries have neither waived any statute of limitations in respect of taxes nor agreed to a tax assessment or deficiency. Seller has not filed any consent under Section 341(f) of the Code relating to collapsible corporations. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

         (n) No zoning or similar land use restrictions are presently in effect or proposed by any governmental authority that would impair the operation of the business as presently conducted by Seller and its Subsidiaries or which would impair the use, occupancy and enjoyment of any of the real property. To the best of Seller's and its Subsidiaries' knowledge, all of the real property is in compliance with all applicable zoning or similar land use restrictions of all Governmental Authorities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of the real property, and Seller has performed all affirmative covenants relating to the real property and required to be performed by Seller or its Subsidiaries. Seller or its Subsidiaries have not received any notice from any governmental authority with regard to encroachments on or off the real property, violations of building codes, zoning, subdivision or other similar Laws or other material defects in the good, valid and marketable title of said real property.

         (o)  The Seller has no leased real property.

         (p) Personal Property. Other than office and computer equipment, the Seller owns no tangible personal property. Other than approximately ____ rail cars leased to WMSC, the Seller leases no tangible personal property.

         (q)  Intellectual Property.

              (i) Other than software licensed to Seller, Seller's only intellectual property consists of its name, trademark and stock symbol on NASDAQ. Seller's right to use the stock symbol is pursuant to an agreement with NASDAQ which is a legal, valid and binding agreement.

         (r) Computer Software. All computer software utilized by the Seller is "off the shelf" software, readily available from software retailers.

         (s) Accounts Receivable. The accounts receivable of Seller and its Subsidiaries are (i) validly existing, (ii) enforceable by Seller in accordance with the terms of the instruments or documents creating them, and
(iii) collectible at the full recorded amount thereof less an allowance for collection losses disclosed in the audited Financial Statements, or in the case of Accounts Receivable arising after the Audited Balance Sheet Date, an allowance for collection losses accrued on the books of Seller in the ordinary course of business consistent with past practices and in accordance with GAAP. The allowance for collection losses on the Audited Balance Sheet was established in the ordinary course of business consistent with past practices and in accordance with GAAP. The accounts receivable represent monies due for, and have arisen solely out of, bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices. None of the accounts receivable represent monies due for goods either sold on consignment or sold on approval.

         (t) Insurance. Seller is currently and at all times during the past 5 years has been insured pursuant to a comprehensive general liability insurance policy in an amount usual and customary for companies in similar business. All of the assets of an insurable nature are insured by Seller in such amounts and against such losses, casualties or risks as is (i) usual and customary in companies engaged in business similar to the business, (ii) required by any applicable law, or (iii) required by any contract of Seller relating to the business. All such insurance is evidenced by valid and binding policies of insurance issued by reputable and financially sound carriers, and all such policies are in full force and effect and enforceable in accordance with their terms. Seller is not now in default regarding the provisions of any such policy, including, without limitation failure to make timely payment of all premiums due thereon. Seller has not been refused, or denied renewal of, any insurance coverage in connection with the ownership or use of the assets or the operation of the business.

         (u) Bonds, Letters of Credit and Guarantees. Schedule 6(u) contains a complete and accurate list of all bonds (whether denominated bid, litigation, performance, fidelity, DD&D, or otherwise), letters of credit, and guarantees issued by Seller or others for the benefit of Seller or relating to Seller or the business and now in force or outstanding. Such Schedule 6(u) contains a summary of the terms, amount, cost and reason for issuance of each such bond, letter of credit and guarantee. The bonds, letters of credit and guarantees listed in Schedule 6(u) satisfy all requirements for bonds, letters of credit or guarantees set forth in (i) any law applicable to Seller or the business and
(ii) any contracts of Seller relating to the Business. All such bonds, letters of credit and guarantees are in full force and effect and enforceable in accordance with their terms. Seller is not in default regarding the provisions of any bond, letter of credit or guarantee, including, without limitation, the failure to make timely payment of all premiums and fees due thereon, and Seller has not failed to give any notice or present any claim thereunder in due and timely fashion.

         (v)  Compliance with Law.

              (a) Except as set forth on Schedule 6(v), Seller and its Subsidiaries are in compliance with all laws, licenses, permits and orders applicable to, required of, or binding on Seller, the business, or the assets and Seller has no knowledge of any basis for any claim of current or past non-compliance with any such Law, License or Order. No notice from any Governmental Authority with respect to any failure or alleged failure of Seller, the Assets or the Business to comply with any Law, License or Order has been received by Seller, nor is any such notices proposed or threatened.

              (b) Except as described in Schedule 6(v), there are no capital expenditures that Seller anticipates will be required to be made in connection with the Assets or the Business as now conducted in order to comply with any Law applicable to Seller, the Assets or the Business as now conducted.

         (w) Environmental. Except as set forth in Schedule 6(w), there are no environmental claims pending or threatened with respect to (i) the ownership, use, condition or operation of the business, the assets or any other asset of Seller or any asset formerly held for use or sale by Seller, or (ii) any violation or alleged violation of any environmental law or any order related to environmental matters. There are no existing violations of

(i) any environmental law, or (ii) any order related to environmental matters, with respect to the ownership, use, condition or operation of the business, the assets or any other asset of Seller or any asset formerly held for use or sale by Seller. There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, any environmental matter, that could form the basis of (i) any environmental claim against Seller, or (ii) any litigation against any person whose liability (or any portion thereof) for environmental matters or violation of environmental Laws Seller has or may have retained or assumed, contractually or by operation of law. Neither Seller nor anyone known to Seller has used any assets or premises of Seller for the handling, treatment, storage, or disposal of any hazardous substances in violation of any applicable law.

         (x)  Litigation and Claims.  Except as disclosed on Schedule 6(x):

              (i) There is no litigation pending, or to Seller's knowledge threatened, against Seller (and Seller has no knowledge of any basis for any such litigation) which, if determined adversely to Seller might individually or in the aggregate have a material adverse effect upon Seller, the assets or the business or which might give rise to any claim, recourse or right of indemnification against Buyer;

             (ii) There are no pending or threatened investigations or inquiries regarding Seller, the assets or the business by any governmental authority. Schedule 6(x) describes all inspection reports, questionnaires, inquiries, demands, requests for information, and claims of violations or noncompliance with any law received by Seller from any governmental authority and all written statements or responses of Seller with respect thereto.

         (y)  Benefit Plans.

              (i) Except with respect to a health insurance plan terminated on ______________________, the Seller does not now have, and has never had or participated in, any employee benefit plan subject to ERISA. Said health insurance plan was properly terminated and Seller knows of no claims unpaid pursuant to such insurance.

             (ii) The consummation of the transactions contemplated by this Agreement, including without limitation the conversion of the Debentures or the Preferred Stock or the exercise of the Buyer's Warrant will not (1) entitle any current or former employee of Seller to severance pay, unemployment compensation or any payment contingent upon a change in control or ownership of Seller, or (2) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such employee or former employee.

         (z)  Contracts.  Intentionally omitted.

              (aa) Suppliers and Customers. Schedule 6(aa) sets forth the current accounts payable of Seller. Seller has no knowledge that any of its suppliers or any of its customers intends to terminate or otherwise modify adversely to Seller its relationship with Seller or to decrease or limit its services, supplies or materials to Seller or its usage or purchase of the goods or services of Seller, as the case may be.

              (bb) Labor Matters. Seller has no employees other than Peter Stefanou and Robert Crabb. The employment of both said Peter Stefanou and Robert Crabb is terminable at will with no penalty or severance obligation. Seller is current in payment of all wages and there is no amount owing any employee for bonuses, vacation pay, sick leave or any severance obligations, except such amounts as accrued in the ordinary course of business. Seller is not a party to any union agreement or collective bargaining agreement and there are no work rules or practices agreed to between Seller and with any labor organization or employee association applicable to any employees of Seller and no attempt to organize any of the employees of the business has been made, proposed or threatened. No labor strike, dispute, slowdown, stoppage or lockout is pending or threatened against or affecting Seller, the assets or the business and during the past five (5) years there has not been any such action. No unfair labor practice charge or complaint against Seller is pending or threatened before the National Labor Relations Board or any similar Governmental Authority. Since the enactment of the Worker Adjustment and Retraining Notification Act (the "WARN Act"), Seller has not effectuated
(i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Seller; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Seller; nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Except as set forth in Schedule 6(bb), none of Seller's employees has suffered an "employment loss" (as defined in the WARN Act) since six (6) months prior to the date hereof.

              (cc) Brokers and Finders. Except for a possible claim of a commission by Michael Reis which the Seller intends to vigorously dispute, no finder or any agent, broker or other person acting pursuant to authority of Seller is entitled to any commission or finder's fee in connection with the transactions contemplated by this Agreement.

              (dd) Compliance with the Immigration Reform and Control Act. Seller is in full compliance with and has not violated the terms and provisions of applicable laws relating to immigration, including the Immigration Reform and Control Act of 1986, and all related regulations promulgated thereunder (collectively, the "Immigration Laws"). With respect to each employee of Seller for whom compliance with the Immigration Laws by an employer is required, Seller has obtained such employee's Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are to be retained with the Form I-9 by the employer pursuant to the Immigration Laws. Seller has never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with the Immigration Laws, nor is any such proceeding pending or threatened.

              (ee) Interested Transactions. Except as set forth in Schedule 6(ee), Seller is currently not a party to any contract or other transaction with any affiliate of Seller, any related person of any affiliate of Seller (other than as a shareholder or employee of Seller), or any person in which any of the foregoing (individually or in the aggregate) beneficially or legally owns, directly or indirectly, five percent (5%) or more of the equity or voting interests. Each of such contracts and other transactions listed on Schedule 6(ee) was negotiated on an arm's length basis, contains pricing terms that reflected fair market value at the time entered into and otherwise contains terms and conditions comparable to those customarily contained in similar transactions between unrelated parties. Except as described in Schedule 6(ee), none of the persons described in the first sentence of this Section 6(ee) owns, or during the last three (3) years has owned, directly or indirectly, beneficially or legally (individually or in the aggregate), five percent (5%) or more of the equity or voting interests of any person that competes with Seller or the business.

     7. Affirmative Covenants of Seller: Seller covenants and agrees as follows:

         (a) Seller shall schedule and give notice of a meeting of its stockholders to be held no later than October 30, 1997, and shall cause a proxy statement to be prepared, processed and mailed to all stockholders of record in connection with such meeting of stockholders, recommending that the stockholders (i) elect to the Seller's Board of Directors those individuals recommended or approved by Buyer; (ii) increase the authorized capital stock of Seller from 40,000,000 shares, including 35,000,000 shares of common stock and 5,000,000 shares of preferred stock to two hundred million shares, including 190 million shares of common stock, par value $.01 per share and 10,000,000 shares of preferred stock; (iii) to ratify and approve this Agreement and the transactions contemplated herein; and (iv) such other actions as the Seller's Board of Directors and Buyers shall agree upon.

         (b) On or before Closing, the Seller's Board of Directors will authorize, and at Closing the Seller shall enter into an agreement with the Buyer, amending Seller's Debentures, as follows:

              i) The conversion rate will be amended to become a fixed conversion rate, pursuant to which the holder of the Debenture shall have the right to convert $0.255 of the unpaid principal balance, accrued and unpaid interest, penalties and/or costs due to the holder of the Debenture, for one share of common stock of the Seller;

             ii) Any restriction on conversion of the Debentures by any citizen or resident of the United States of America shall be removed; provided, however, the number of such holders who may be citizens or residents of the United States of America who may convert in any given time may be limited in such a manner as to prevent any such conversion being deemed a distribution of stock;

            iii) Any restriction on any holder of the Debentures, or any person who converts such Debentures, owning more than 4.9% of the issued and outstanding shares of the common stock of Seller shall be deleted; and

             iv) Any other requested amendments or modifications to the Debentures which the Buyer reasonably deems necessary for the Buyer to be able to convert any portion or all of the Debentures at any time after the Closing. [Move to Section 3(b)]

         (c) Immediately after the execution of this Agreement, Seller shall instruct its counsel to take no further action to contest Buyer's efforts to extend the existing temporary restraining order into a permanent injunction.

         (d) Before Closing and for a reasonable period of time after the Closing, Seller and its Directors shall exercise their best efforts to deliver to Buyer irrevocable voting proxies substantially in the form attached hereto as Exhibit "E," from Stefanou & Co. (with respect to 500,000 shares of Seller's common stock) which will be valid from the date of issuance until the later of (A) sixty days after the next annual stockholders meetings of Seller, or (B) December 31, 1997.

         (e) The Seller shall cause all of its Subsidiaries' current officers and directors, to cooperate with Buyer in effectuating the election and/or appointment to the Board of Directors and as officers of Seller and its Subsidiaries of those individuals nominated by Buyer; and to obtain the cooperation and assistance of all the current officers and directors of Seller and its Subsidiaries to assist Buyer with the transition of all aspects of corporate governance.

         (f) In a timely manner, the Seller shall prepare and mail to all of its stockholders of record an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 thereunder (the "Section 14(f) Notice") relating to the change in control of Seller's Board of Directors as contemplated in subsection 4(6) above.

     8.  Investment Intent of Seller.

         (a) Notwithstanding the fact that each of Buyer and Seller is a publicly traded company, each party understands that the other party's stock has not been and will not be registered under (i) the Federal Securities Act of 1933, as amended (the "1933 Act"), on the ground that this transaction is exempt from such registration under Section 4(2) thereof as an issue not involving a public offering, and (ii) any other securities law, including without limitation, any law or regulation of any state. Each party understands that reliance by the other party and this Agreement is predicated in part on the representations contained herein.

         (b) Each party is acquiring the other party's stock for its own account, with the intention of holding such stock for investment and not with the intention of participating, directly or indirectly, in a distribution of such stock.

         (c) (i) Seller agrees that it will not make any Disposition of Buyer's Stock except as provided in this Agreement. For the purpose of this Agreement, the term "Disposition" shall mean any sale, gift or other transfer, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Buyer's Stock. Any purported Disposition in violation of any provision of this Agreement shall be null and void and shall not operate to transfer any interest or title to the purported transferee.

             (ii) Seller agrees that beginning on the date it takes possession of the Buyer's Stock (the "Possession Date"), and continuing for a period of two (2) years thereafter with respect to the 100,000 shares of Buyer's Stock it received pursuant to the Original Agreement, and two (2) years with respect to the 300,000 shares of Buyer's Stock it receives pursuant to Section 3(a) of this Agreement, it will not make any Disposition of Buyer Stock except in compliance with the provisions of this Agreement, or with the prior written consent of Buyer.

         (d) Each party understands that the other party is under no obligation (i) to register the acquired stock under the 1933 Act, or any other state securities act, or (ii) to comply with the requirements for any exemption which might otherwise be available thereunder. Further, each party acknowledges that the other party has made no agreement to register the acquired stock under any such laws or to take action to provide for the future availability of any exemption thereunder. Each party understands and agrees that the other party may refuse to permit it to sell, transfer, or otherwise dispose of such stock, unless such transfer or other disposition is made either pursuant to an effective registration statement filed pursuant to said laws, or pursuant to an applicable exemption therefrom and as to which exemption the transferring party has furnished an opinion of counsel, satisfactory to counsel for the issuer, to the effect that such exemption is valid and subsisting.

         (e) Each party understands and agrees that stop-transfer instructions may be noted on the appropriate records of Issuer and that there will be placed on the certificates for such stock, or any substitutions therefor, a legend stating in substance:

     The securities evidenced hereby have been acquired for investment and have not been registered under the Securities Act of 1933 in reliance on the exemption contained in section 4(2) thereof or under any applicable state securities laws. These securities cannot be sold, transferred or otherwise disposed of except in a transaction (a) registered under said acts or exempt from registration thereunder, or (b) otherwise in compliance with said acts. As set forth in Section 5 of that certain Stock Issuance and Stock Purchase Agreement, dated
     August ___, 1997, between Continental Investment Corporation and WasteMasters, Inc., a copy of which may be examined at the office of the issuer, the shares evidenced hereby are subject to the rights of ___________________. [With respect to certificates received by Seller. The sale, transfer or other disposition of these securities is restricted pursuant to the provisions of a Stock
     Issuance and Stock Purchase Agreement dated August ____, 1997 by and between Continental Investment Corporation and WasteMasters, Inc., a copy of which may be examined at the office of the Issuer. Among other things, such Agreement prohibits any disposition of the Securities evidenced hereby for a period of two (2) years from the date of this certificate.]

         (f) Seller acknowledges receipt of any and all information relating to Buyer, its property, including its real property, and which such Seller considers necessary or appropriate for deciding whether to purchase the Buyer's Stock and has carefully reviewed all such information with Buyer and its representatives. Seller acknowledges that it has been afforded access to all financial and other information relating to Buyer, the property it owns, its intention and plans to develop its property, and has been afforded an opportunity to discuss with representatives of Buyer and with counsel all such information.

         (g) Each party agrees to hold the other party and their officers, directors, and controlling persons (as defined in the 1933 Act) harmless from all expenses, liabilities and damages (including attorney's fees) which (i) may derive from the subsequent sale or disposition of any stock received pursuant to this Agreement in a manner in violation of the 1933 Act, or any applicable state securities law, or which may be suffered by any such person by reason of any breach or falsity of any of his representations contained herein.

     9. Release. Seller does hereby terminate any and all agreements or contracts it may have with any Subsidiaries and now and forever and finally release, acquit, and discharge each Subsidiary, together with such Subsidiaries respective affiliates, directors, officers, agents, servants, attorneys and employees, and their respective successors and assigns, from any and all claims, demands, actions, causes of actions, suits, proceedings, damages, debts, sums of money, accounts, promises, losses, and any other present or future claims and demands whatsoever kind or nature, whether at law or in equity, that Seller, or any of its successors or assigns has ever had or may know or in the future may ever have against such Subsidiary for any reason whatsoever, including without limitation, by reason of, arising out of, or in connection with its acquisition of the Securities or its ownership of such Securities, or by virtue of any agreement or understanding it may have had with either Subsidiary.

    10. Representations and Warranties of Buyer. As an inducement to the execution of this Agreement and the sale of the Securities by Sellers, Buyer represents and warrants to, and agrees with Seller, that:

         (a) Buyer has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed against Buyer and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or other laws relating to or affecting the enforcement of creditors' rights or the collection of debtors' obligations in general or by general equitable principles.

         (b) Neither the execution or delivery of this Agreement nor the consummation of the transaction contemplated hereby (i) will result in any breach or default under any provision of any contract or agreement of any kind to which Buyer is a party or to which Buyer's assets are subject, (ii) is prohibited by or requires Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgement, decree, or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person.

    11.  Buyer's Affirmative Covenants.

         (a) Immediately after the Closing, Buyer shall dismiss with prejudice the Lawsuit, and shall release the Seller, its Subsidiaries and their directors, officers and employees from and against any and all claims arising out of Seller's alleged breach of the Original Agreement.

         (b) After Buyer has conducted sufficient due diligence on Seller and it Subsidiaries, and is satisfied in its sole discretion with the results of such due diligence and with the resolution or settlement of any potential suit against the Seller and/or Buyer by WMI, the condition of the properties and assets of the Seller and its Subsidiaries, and the ratification of this Agreement and all necessary shareholder and corporate action necessary to implement all transaction contemplated herein, Buyer will then review the capitalization and debt structure of Seller and will capitalize Seller with additional capital, or provide a line of credit in an amount equal to $500,000, all pursuant to terms and conditions satisfactory to Buyer, including, without limitation, a first-in-priority Lien on substantially all of the assets of Seller and its Subsidiaries with respect to any such line of credit.

         (c) Buyer agrees that it shall not merge Seller into Buyer for a period of one year from the date of Closing.

         (d) Buyer agrees that it shall, at its sole cost and expense, defend Seller, its Subsidiaries, and their directors, officers and employees, with respect to any action filed by WMI alleging any breach of the WMI Agreement, or from any action filed by any party attacking the validity of this Agreement. Buyer shall waive and hold Seller, its Subsidiaries, and their directors, officers and employees harmless from and against any claim Buyer may have against such party in the event Buyer is made a party to an action by WMI against Buyer as a result of the Original Agreement or this Agreement.

    12. Further Assurances. From time to time after the Closing Date, upon the reasonable request of any party hereto, each other party hereto shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further actions as such party may reasonably request in order to further and more effectively implement and effectuate the transactions contemplated hereby, including, without limitation, the perfection of title to any of the Securities and delivery of any stock certificates evidencing the Securities.

    13. Indemnification by Seller. The Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all demands, claims, actions or causes of action, assessments, lawsuits, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees and expenses (the "Losses"), asserted against, resulting from, imposed upon or incurred by Buyer by reason of or as a result of: (i) any breach or falsity on the date hereof or on the Closing Date of any representation or warranty contained herein; or (ii) any breach of any covenant or agreement of Seller before the Closing Date.

    14. Survival of Representations and Agreements. All representations, warranties and agreements of the parties contained in this Agreement or made pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

    15. Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto supersede and replace the Original Agreement and constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. The words "hereof," "hereunder," "hereto," "herein" and any words of similar import shall refer to this

Agreement in its entirety and any exhibits and schedules hereto. No amendment, modification, waiver or termination of this Agreement shall be binding unless it is in writing and is executed by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    16. Governing Law; Successors and Assigns. Jurisdiction. This Agreement shall be construed and interpreted according to the laws of the State of Georgia. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each party hereto. Seller hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the state and federal courts located in the County of Fulton, State of Georgia, for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby, and Seller agrees not to commence any action, suit or proceeding relating thereto except in such courts). Seller hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such state or federal courts as aforesaid and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient form.

    17. Notices. All notices which may or are required to be given pursuant to this Agreement shall be (i) either delivered in person or sent via certified or registered mail -- return receipt requested, and (ii) addressed to the party to whom sent or given as at the following address or to such other address as any party hereto may have given each other party hereto in such manner:

         (a)  if to Buyer:      Continental Investment Corporation
                                Attention: R. D. Sterritt
                                10254 Miller Road
                                Dallas, Texas 75238

              with a copy to:   Holland & Knight LLP
                                1201 West Peachtree Street, N.E.
                                One Atlantic Center, Suite 2000
                                Atlanta, Georgia  30309-3400
                                Attn: Kenneth F. Antley


         (b)  if to Seller:     WasteMasters, Inc.
                                Attn: Mr. Peter Stefanou
                                c/o Stefanou and Company
                                1360 Beverly Road, Suite 305
                                McLean, Virginia 22101

              with copies to:   Patton Boggs LLP
                                250 West Pratt Street, Suite 1100
                                Baltimore, Maryland 21201
                                Attn:  Mr. James Deveny

If delivered, such notice shall be deemed given when received; if mailed, such notice shall be deemed made or given five (5) days after such notice has been mailed as provided above.

    18. Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

    19. Severability. If any term or provision of this Agreement shall be determined to be illegal, invalid or unenforceable, such term or provision shall be deemed ineffective and severed herefrom and shall not affect or render illegal, invalid or unenforceable the remaining terms and provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the day and year first above written.

                           BUYER:

                           CONTINENTAL INVESTMENT CORPORATION


                           By: /s/ R.D. Sterritt
                               -----------------------
                               R. D. Sterritt
                               Chairman, President and
                               Chief Executive Officer


                           SELLER:

                           WASTEMASTERS, INC.

                           By: /s/ A. Leon Blaser, Ph.D.
                               --------------------------
                           Title: Chairman and Vice President

                               LIST OF EXHIBITS


     Exhibit A        -        Terms and Preferences of Preferred Stock

     Exhibit B        -        Buyer's Warrant

     Exhibit C        -        Irrevocable Proxies and Right of First Refusal

     Exhibit D        -        Seller's Director's Resolutions


     Exhibit E        -        Irrevocable Proxies from Stefanou